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                                                                       EXHIBIT 5

                  Brown Raysman Millstein Felder & Steiner LLP
                                900 Third Avenue
                            New York, New York 10022


                                                       February 6, 2004

Allied Healthcare International Inc.
555 Madison Avenue
New York, New York 10022

Ladies and Gentlemen:

         We refer to the Registration Statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), by Allied Healthcare International Inc., a New York corporation (the "Company"), relating to, among other things, an aggregate of four million shares of the Company's Common Stock, par value $.01 per share (the "Common Stock"), to be issued upon the exercise of options granted pursuant to the Company's 2002 Stock Option Plan (the "Plan").

         We have examined originals or copies authenticated to our satisfaction of such corporate records and other documents, and we have made such examinations of law and fact, as we have deemed necessary or appropriate in order to render the opinions hereinafter expressed. In such examinations we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, and the authenticity of the originals of all such copies. We express no opinion as to any laws other than the New York Business Corporation Law.

         In rendering the opinion set forth below, we have assumed that (a) each of the option agreements entered into or to be entered into between the Company and any person receiving options under the Plan will conform to the form of option agreement examined by us, (b) no option will be granted under the Plan with an exercise price that is below the par value of the shares of Common Stock at the time of grant and (c) no adjustment to the exercise price of any option will result in a reduction of the exercise price to a price that is below the par value of the shares of Common Stock at the time of such exercise.

         Based upon the foregoing, we are of the opinion that the shares of Common Stock being registered pursuant to the Registration Statement to be issued pursuant to the Plan, when issued and paid for in accordance with the terms of the Plan, will be validly issued, fully paid and non-assessable.

         We consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption "Legal Matters" in the prospectus forming a part of the Registration Statement. In giving this consent, we do not admit that we come within the category of persons whose consent is required to be filed with the Registration Statement under the provisions of the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder.

                                Very truly yours,

                                /s/ Brown Raysman Millstein Felder & Steiner LLP